UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 02, 2006

TOTAL IDENTITY CORP.
(Exact name of registrant as specified in its charter)

Florida	0-30011	65-0309540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 N. Federal Highway, Suite D-6, Ft. Lauderdale, FL	33304
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 202-8184

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On or about September 28, 2006, a lawsuit was commenced in the Supreme Court of the State of New York, County of Monroe, under the caption Robert David, Plaintiff, vs. Total Identity Corporation, Total Identity Systems Corporation, Matthew Dwyer and Richard Dwyer, Defendants. The named defendants received notice of the legal proceeding (which is not acknowledged to constitute service) on or about October 2, 2006.

The legal proceeding relates to the Stock Purchase Agreement dated October 13, 2003 by and among Total Identity Corporation (the “Company”), Total Identity Systems Corp., and Robert David (“David”), and the Securities Purchase Agreement dated October 13, 2003 by and between the Company and David (collectively with the ancillary agreements thereto, the “Purchase Agreements”). The material allegations in the complaint are that (a) the Company breached the Purchase Agreements, (b) the Company failed to pay promissory notes issued in connection with the Purchase Agreements, (c) Matthew Dwyer and Richard Dwyer tortiously interfered with the Purchase Agreements, (d) Matthew Dwyer and Richard Dwyer committed fraud in connection with the Purchase Agreements and (e) the defendants have been unjustly enriched by reason of the alleged actions of the Defendants.

Each of the Purchase Agreements contains a provision for dispute resolution before the American Arbitration Association. Commencement of the legal proceeding follows an arbitration arising out of the Purchase Agreements. The arbitration included claims and counterclaims by the parties. The arbitration was dismissed due to the failure of the parties to prosecute the arbitration.

The defendants propose to file a motion to dismiss on the grounds that the lawsuit was filed in breach of an arbitration agreement and that the prior arbitration commenced by David was dismissed for lack of prosecution. It is too early in the proceedings to predict the likelihood of success.

Item 9.01. Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2006	Total Identity Corp.

By: /s/ Matthew P. Dwyer
Matthew P. Dwyer, President and Chief Executive officer